Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiaries	State of Organization	Trade Names

Penn Wilson CNG, Inc.	Delaware	None
Penn CNG Holdings, Inc.	Delaware	None
Penn Octane International, L.L.C.	Delaware	None
Rio Vista Energy Partners L.P.	Delaware	None
Rio Vista GP LLC	Delaware	None
Rio Vista Operating GP LLC	Delaware	None
Rio Vista Operating Partnership L.P.	Delaware	None
Rio Vista E & P, L.L.C.	Oklahoma	None
Rio Vista Eco, L.L.C.	Oklahoma	None
Rio Vista GO, L.L.C.	Oklahoma	None
Rio Vista Penny, L.L.C.	Oklahoma	None
Rio Vista Operating, L.L.C.	Oklahoma	None
MV Pipeline Company	Oklahoma	None
Regional Enterprises, Inc.	Virginia	None